Exhibit 99.1

Company Contacts:

Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Announces $21.1 Million Registered Direct Offering

San Diego, CA – November 2, 2007 – Favrille, Inc. (Nasdaq: FVRL) announced today that the Company has entered into definitive agreements with primarily institutional investors to sell up to 7,416,520 shares of its common stock and warrants to purchase up to 4,449,910 shares of its common stock for gross proceeds of approximately $21.1 million, before deducting placement agent fees and estimated offering expenses, in a “registered direct” offering. The investors have agreed to purchase the shares of common stock and warrants to purchase common stock (together, a “unit”) at a negotiated purchase price of $2.845 per unit, each unit consisting of one share and a warrant to purchase 0.6 shares of common stock. The warrants will be exercisable at any time prior to the fifth anniversary of the closing of the transaction. The exercise price of the warrants will be $2.77 per share. Lazard Capital Markets LLC served as sole placement agent for the offering.

The securities described above are being offered by the Company pursuant to a previously filed registration statement, which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 11, 2006. The transaction is expected to close on or about November 7, 2007, subject to customary closing conditions. The Company intends to use the net proceeds from this offering to fund its efforts to obtain FDA approval for its lead drug candidate FavId®, to prepare for commercial launch of FavId and for other general corporate purposes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell non-Hodgkin’s lymphoma (NHL) and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma. To receive additional information on the Company, please visit our website at www.favrille.com. Information on our website does not, however, form a part of this press release.

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Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the expected closing date for the financing, Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to whether the offering will close when expected or at all; progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; delays in the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations, including the conditions to the Company’s ability to access the committed equity financing facility and therefore fund operations through the first half of 2008; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.